Exhibit 1

Fields Technologies Strengthens Balance Sheet With $1.8 Million Debt Conversion

Andersen, Weinroth & Company Take an Equity Position in Fields Technologies;
 Stephen D. Weinroth Joins Fields Technologies' Board of Directors

PARK CITY, UTAH - June 12, 2002 - Fields Technologies, Inc. (OTCBB:FLDT) announced that Andersen, Weinroth & Company, L.P.has converted $ 1.8 million promissory note and interest into an equity position in Fields Technologies, Inc. A total of 11,666,667 shares of Fields common stock were issued in the conversion. A warrant to purchase an additional 11,666,667 shares of common stock at $0.17 per share was also issued to Andersen Weinroth. Under the terms of the original investment, Fields Technologies could convert the note after satisfying certain conditions including approval of an increase in the number of authorized shares. The warrant, expiring March 2005, has the potential of providing additional capital of approximately $2 million.

"The funding from our original note with Andersen, Weinroth & Company ("AW") enabled us to focus on the company's continued growth. Exchanging the note for an equity position strengthens our balance sheet," commented Randall K. Fields, CEO and President of Fields Technologies. " With the investment, we have expanded our sales and marketing efforts which has generated a significant increase in interest in our technology and service solutions. We were pleased to see our third quarter revenue rise 33% when compared to last year's third quarter."

"To continually strengthen our balance sheet remains a high priority," continued Fields. "The conversion provides a 15% reduction of our debt and an improvement to our equity position versus March 31, 2002 balances. In addition to the AW conversion, we recently negotiated extended payment terms on $1.5 million of short-term debt which again will allow us to focus on growing the company ."

With AW's new equity investment, Stephen D. Weinroth, a senior partner with Andersen, Weinroth & Co., L.P., will be joining the Fields Technologies' board of directors. "Weinroth's broad business expertise and years of experience within the investment community are invaluable. We look forward to benefiting from his insight as we work to gain momentum in the retail industry, while at the same time judiciously expanding our reach into other vertical markets," noted Fields.

Fields Technologies, Inc.
Fields Technologies is a leading provider of software and services for business productivity. The company uniquely leverages their expertise in retail operations management with state of the art, patented technology to deliver solutions that simplifies the planning and execution of complex processes, delivers timely and relevant information that allows customers to improve profitability. The software was developed initially for the Mrs. Fields Cookies business, co-founded by Randall K. Fields, the CEO of Fields Technologies, Inc. To date, the Company has sold to or installed its software solutions in over 52,000 customer locations that have licensed and are using approximately 180,000 applications. For additional information, please contact Fields Technologies at 1-800-835-8824; info@fieldstechnologies.com (e-mail) or visit http://www.fieldstechnologies.com.

This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumption or future events or performance are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. Such statements reflect the current views of Fields Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. Fields Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.